Exhibit 10.1.ai

Annual Incentive Arrangement for Douglas N. Schantz

During 2006, at the direction of the Compensation and Management Development Committee of the Board of Directors (the “C&MD Committee”) of AGL Resources Inc. (the “Company”), management adopted an annual incentive arrangement (the “Schantz Annual Incentive”) for the benefit of Douglas N. Schantz, President, Sequent Energy Management, LP (“Sequent”). Generally, the Schantz Annual Incentive is based upon Company EPS, Sequent corporate performance and his individual performance in leading the Sequent business. Sequent's performance is measured by its earnings before interest and taxes (EBIT) against expectations set earlier in the year. For the 2006 plan year, actual payout is based on the total Sequent bonus pool which is a percentage of Sequent’s EBIT for 2006. This pool is used to pay all participants in the Sequent plan as well as Mr. Schantz. Additional factors considered by the C&MD Committee in determining Mr. Schantz’ 2006 annual incentive payment are Sequent’s performance against the plan’s performance measures and the amounts earned under the Sequent plan by Mr. Schantz’ direct reports. Pursuant to the terms of the Schantz Annual Incentive, if the Company’s earnings per share (“EPS”) threshold, set forth in the Company’s Annual Incentive Plan (previously filed with the Commission as Exhibit 10.1 of the AGL Resources Inc. Form 8-K Amendment No. 1 filed on February 24, 2006) is not achieved, then no payment will be made.

The Sequent incentive plan provides for mandatory deferral of 50% of any amount earned by a participant for a plan year, which exceeds the participant’s annual base salary for that year. The deferred amount is payable in approximately equal installments on each of the first two anniversaries of the deferral date. If a participant experiences a termination of employment, for any reason, before an anniversary date, the applicable installment is forfeited. During the deferral period, deferred amounts earn interest calculated at the appropriate treasury rate. The deferral feature described above also applies to Mr. Schantz’ Annual Incentive.